THIRD AMENDMENT to the
FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT to the Fund Accounting Servicing Agreement is made and entered into by and between NORTH SQUARE INVESTMENTS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a/ U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”) and is effective as of the last date on the signature block.

WHEREAS, the Trust and Fund Services have previously entered into a certain Fund Accounting Servicing Agreement, dated as of May 9, 2019 (the "Agreement"); and

WHEREAS, the parties desire to amend the fee schedule of the Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.Effective June 1, 2020, Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

2.Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications or prior writings (except as otherwise provided herein) with respect thereto. Except as expressly amended herein, all of the provisions of the Agreement shall remain in full force and effect, and all references to the Agreement in the Agreement or any document related thereto shall for all purposes constitute references to the Agreement as amended hereby. This Amendment shall in no way operate as a novation, release, or discharge of any of the provisions of the Agreement (except as amended herein), or any indebtedness thereby evidenced.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year last written below.

North Square Investments Trust        U.S. Bank National Association
By:__/s/ Alan E. Molotsky_________        By:___/s/ Anita Zagrodnik________
Name: __Alan E. Molotsky_______        Name: __Anita Zagrodnik_________
Title: _Secretary/Treasurer________        Title: ___Senior Vice President______
Date: __8/30/20_________________        Date: ____9/15/2020_______________

Exhibit A
to the
Fund Accounting Servicing Agreement

Fund Names

North Square Advisory Research All Cap Value Fund
North Square Dynamic Small Cap Fund
North Square Multi Strategy Fund
North Square Oak Ridge All Cap Growth Fund (formerly Disciplined Growth Fund)
North Square Oak Ridge Dividend Growth Fund
North Square Oak Ridge Small Cap Growth Fund
North Square Strategic Income Fund
North Square Altrinsic International Equity Fund
North Square McKee Bond Fund

Exhibit B
to the
Fund Accounting Servicing Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at June 1, 2020
Annual Fee Based Upon Average Net Assets at the complex level*
[ ] basis points on the first $[ ] million
[ ] basis points on the next $[ ] million
[ ] basis points on the balance

Minimum Annual Fee of $[ ]per Fund. After June 1, 2020, each new fund costs an additional $[ ]annually. As of July 1, 2020, U.S. Bank Global Fund Services agrees to waive [ ] of the per fund minimum fee the first year and [ ] of the per fund minimum fee the second year for new funds launched after June 1, 2020 For the first two years of new funds, the reduced minimums will be used when comparing to the bpts.

•Additional fee of $[ ]for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor. As of July 2020, U.S. Bank Global Fund Services agrees to waive [ ]the fee the first year and [ ] the fee the second year for new Classes launched after June 1, 2020.

Services Included in Annual Fee Per Fund
•Advisor Information Source – On-line access to portfolio management and compliance information.
•Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
•USBFS Legal Administration (e.g., registration statement update)
All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.
Data Services
Pricing Services
•$[ ]– Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
•$[ ]– Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
•$[ ]– CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
•$[ ]– Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
•$[ ]– Bank Loans
•$[ ]– Swaptions
•$[ ]– Intraday money market funds pricing, up to 3 times per day
•$[ ]– Credit Default Swaps
•$[ ] per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Action and Factor Services (security paydown)
•$[ ]per Foreign Equity Security per Month
•$[ ]per Domestic Equity Security per Month
•$[ ]per CMOs, Asset Backed, Mortgage Backed Security per Month
Third Party Administrative Data Charges (descriptive data for each security)
•$[ ] per security per month for fund administrative data

SEC Modernization Requirements
•Form N-PORT – $[ ]per year, per Fund
•Form N-CEN – $[ ]per year, per Fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing,

Exhibit B (continued) to the Fund Accounting Servicing Agreement retention of records, federal and state regulatory filing fees, , third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

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